The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated April 6, 2015.
Preliminary Pricing Supplement No. T518
To the Underlying Supplement dated March 25, 2015,
Product Supplement No. T-I dated March 23, 2012,
Prospectus Supplement dated March 23, 2012 and
Prospectus as amended by the Post-Effective Amendment
to the Registration Statement filed on March 19, 2015
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 April 6, 2015
Financial Products
$
Accelerated Return Securities due April 17, 2020 Linked to the Performance of an Equally Weighted Basket Consisting of the SPDR® Gold Trust and the Market Vectors Gold Miners ETF
General
•
The securities are designed for investors who seek a leveraged and capped return linked to the performance of an equally weighted basket consisting of the SPDR® Gold Trust and the Market Vectors Gold Miners ETF as set forth below, subject to the Basket Return Cap, which is expected to be between 62% and 70% (to be determined on the Trade Date). Investors should be willing to forgo interest and dividend payments and, if a Knock-In Event occurs, be willing to lose up to 100% of their investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through one of its branches, maturing April 17, 2020.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The securities are expected to price on or about April 10, 2015 (the “Trade Date”) and are expected to settle on or about April 15, 2015 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:*	Credit Suisse AG (“Credit Suisse”), acting through one of its branches
Basket:
The securities are linked to the performance of an equally weighted basket consisting of the SPDR® Gold Trust and the Market Vectors Gold Miners ETF (each a “Basket Component,” and together, the “Basket Components”). For additional information on the Basket Components, see “The Reference Funds —The SPDR® Gold Trust” and “The Reference Funds—Market Vectors ETF Trust—The Market Vectors Gold Miners ETF” in the accompanying underlying supplement. Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting:

	Basket Component	Ticker	Initial Level**	Component Weighting
	SPDR® Gold Trust	GLD UP <Equity>		50%
	Market Vectors Gold Miners ETF	GDX UP <Equity>		50%
Upside Participation Rate:	Expected to be 150% (to be determined on the Trade Date).
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Basket Return, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Basket Return:	The Basket Return is expressed as a percentage and is calculated as follows:
	•	If the Final Basket Level is equal to or greater than the Initial Basket Level, the Basket Return will equal the lesser of (i) the Basket Return Cap and (ii) an amount calculated as follows:
	Upside Participation Rate x	Final Basket Level – Initial Basket Level Initial Basket Level
	•	If the Final Basket Level is less than the Initial Basket Level and:
• if a Knock-In Event occurs, the Basket Return will equal:
Final Basket Level – Initial Basket Level Initial Basket Level
• if a Knock-In Event has not occurred, the Basket Return will equal zero.
If a Knock-In Event occurs, the Basket Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose your entire investment.
Knock-In Event:	A Knock-In Event occurs if the Final Basket Level is less than the Knock-In Level.
Knock-In Level:	Approximately 70% of the Initial Basket Level (to be determined on the Trade Date).
Basket Return Cap:	Expected to be between 62% and 70% (to be determined on the Trade Date).
Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$
(1) Certain fiduciary accounts may pay a purchase price of at least $964.50 per $1,000 principal amount of securities, and CSSU will forgo any fees with respect to such sales.
(2) We or one of our affiliates may pay varying discounts and commissions of up to $35.50 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $920.00 and $950.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)).  This range of estimated values reflects terms that are not yet fixed.  A single estimated value reflecting final terms will be determined on the Trade Date.  See “Selected Risk Considerations” in this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
Credit Suisse
April , 2015	(continued on next page)

(continued from previous page)

Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	The level of the Basket on the Valuation Date, calculated as follows:

100 × [1 + (SPDR® Gold Trust Return × 50%) + (Market Vectors Gold Miners ETF Return × 50%)]
The “SPDR® Gold Trust Return” and the “Market Vectors Gold Miners ETF Return” are the respective Component Returns for each Basket Component.

Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows:
Final Level – Initial Level Initial Level
Initial Level:**	For each Basket Component, the closing level of such Basket Component on the Trade Date.
Final Level:	For each Basket Component, the closing level of such Basket Component on the Valuation Date.
Valuation Date:†	April 14, 2020
Maturity Date:†	April 17, 2020
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546VBE5
* Credit Suisse may act through its Nassau Branch or its London Branch.
** In the event that the closing level for any Basket Component is not available on the Trade Date, the Initial Level for such Basket Component will be determined on the immediately following trading day on which a closing level for such Basket Component is available.
† The Valuation Date is subject to postponement in respect of each Basket Component if such date is not an underlying business day for such Basket Component or as a result of a market disruption event in respect of such Basket Component and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated March 25, 2015, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus as amended by the Post-Effective Amendment to the Registration Statement filed on March 19, 2015, relating to our Medium-Term Notes of which these securities are a part. When you read the product supplement and prospectus supplement, please note that all references in the supplements to the prospectus dated March 23, 2012, or to any sections therein, should refer instead to the prospectus dated March 19, 2015, or to the corresponding sections of the prospectus, unless otherwise specified or the context otherwise requires. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated March 25, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315002335/dp54497_424b2-us.htm

•	Product supplement No. T-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001509/dp29508_424b2-ti.htm

•	Prospectus supplement dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

•	Prospectus as amended by the Post-Effective Amendment to the Registration Statement filed on March 19, 2015:

http://www.sec.gov/Archives/edgar/data/29646/000104746915002475/a2223613zposasr.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and examples below illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a hypothetical range of Basket Returns. The table and examples below assume that (i) the Upside Participation Rate is 150%, (ii) the Basket Return Cap is 66% (the midpoint of the expected range set forth on the cover of this pricing supplement) and (iii) the Knock-In Level is 70% of the Initial Basket Level. The actual Upside Participation Rate, Basket Return Cap and Knock-In Level will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will depend on the Final Basket Level. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Basket has decreased from the Initial Basket Level to the Final Basket Level. You should consider carefully whether the securities are suited to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Percentage Change in Basket Level	Basket Return	Redemption Amount per $1,000 Principal Amount of Securities
100.00%	66.00%	$1,660.00
90.00%	66.00%	$1,660.00
80.00%	66.00%	$1,660.00
70.00%	66.00%	$1,660.00
60.00%	66.00%	$1,660.00
50.00%	66.00%	$1,660.00
44.00%	66.00%	$1,660.00
40.00%	60.00%	$1,600.00
30.00%	45.00%	$1,450.00
20.00%	30.00%	$1,300.00
10.00%	15.00%	$1,150.00
0.00%	0.00%	$1,000.00
−10.00%	0.00%	$1,000.00
−20.00%	0.00%	$1,000.00
−30.00%	0.00%	$1,000.00
−30.01%	−30.01%	$699.90
−40.00%	−40.00%	$600.00
−50.00%	−50.00%	$500.00
−60.00%	−60.00%	$400.00
−70.00%	−70.00%	$300.00
−80.00%	−80.00%	$200.00
−90.00%	−90.00%	$100.00
−100.00%	−100.00%	$0.00

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The level of the Basket increases by 60% from the Initial Basket Level to the Final Basket Level. The determination of the Redemption Amount when the Final Basket Level is equal to or greater than the Initial Basket Level is as follows:

Basket Return	=	the lesser of (i) Basket Return Cap and (ii) Upside Participation Rate × [(Final Basket Level - Initial Basket Level) / Initial Basket Level]
	=	the lesser of (i) 66% and (ii) 150% × 60%
	=	the lesser of (i) 66% and (ii) 90%
	=	66%
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 1.66
	=	$1,660
In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,660 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Basket, subject to the Basket Return Cap.

Example 2: The level of the Basket increases by 10% from the Initial Basket Level to the Final Basket Level. The determination of the Redemption Amount when the Final Basket Level is equal to or greater than the Initial Basket Level is as follows:

Basket Return	=	the lesser of (i) Basket Return Cap and (ii) Upside Participation Rate × [(Final Basket Level - Initial Basket Level) / Initial Basket Level]
	=	the lesser of (i) 66% and (ii) 150% × 10%
	=	the lesser of (i) 66% and (ii) 15%
	=	15%
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 1.15
	=	$1,150

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,150 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Basket.

Example 3: The Final Basket Level is equal to the Initial Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 4: The level of the Basket decreases by 10% from the Initial Basket Level to the Final Basket Level. Because the Final Basket Level is not less than the Knock-In Level, a Knock-In Event does not occur. The Basket Return when the Final Basket Level is less than the Initial Basket Level and when a Knock-In Event does not occur is zero. At maturity, you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 5: The level of the Basket decreases by 50% from the Initial Basket Level to the Final Basket Level. Because the Final Basket Level is less than the Knock-In Level, a Knock-In Event occurs. The determination of the Redemption Amount when a Knock-In Event occurs is as follows:

Basket Return	=	[(Final Basket Level - Initial Basket Level) / Initial Basket Level]
	=	−50%
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 0.50
	=	$500

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $500 per $1,000 principal amount of securities because the Final Basket Level is less than the Initial Basket Level and a Knock-In Event occurs. If a Knock-In Event occurs, you will be exposed to the depreciation in the level of the Basket.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket or in any of the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — You may receive less at maturity than you originally invested in the securities, or you may receive nothing. If the Final Basket Level is less than the Knock-In Level, you will be fully exposed to any depreciation in the level of the Basket. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities, and you will lose your entire investment if the Final Basket Level falls to zero. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Basket has decreased from the Initial Basket Level to the Final Basket Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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THE SECURITIES DO NOT PAY INTEREST —  We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Basket. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

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LIMITED APPRECIATION POTENTIAL — If the Final Basket Level is greater than the Initial Basket Level, for each $1,000 principal amount of securities, you will be entitled to receive at maturity $1,000 multiplied by the sum of 1 plus the Basket Return, subject to the Basket Return Cap. The Basket Return will not exceed the Basket Return Cap, which is expected to be between 62% and 70% (to be determined on the Trade Date), regardless of the appreciation in the level of the Basket, which may be significant. Accordingly, the maximum Redemption Amount of the securities at maturity is expected to be between $1,620 and $1,700 per $1,000 principal amount of securities.

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THE RETURN ON THE SECURITIES WILL BE AFFECTED BY THE KNOCK-IN LEVEL AND THE OCCURRENCE OF A KNOCK-IN EVENT — The return on the securities will be affected by the Knock-In Level and whether a Knock-In Event occurs. If the Final Basket Level is less than the Knock-In Level, a Knock-In Event will have occurred. In this case, the Redemption Amount payable at maturity will be less than the principal amount of the securities. You could lose your entire investment.

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CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER —Movements in the level of the Basket Components may not correlate with each other. At a time when the value of one or more of the Basket Components increases, the level of one or more of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components.

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THERE ARE RISKS ASSOCIATED WITH THE BASKET COMPONENTS — Although shares of the Basket Components are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Basket Components or that there will be liquidity in the trading market. Each Basket Component is subject to management risk, which is the risk that a fund's investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Basket Component's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Basket Component. Any of these actions could adversely affect the price of the shares of each Basket Component and consequently the value of the securities. For additional information about the SPDR® Gold Trust and the Market Vectors Gold Miners ETF, see “The Reference Funds —The SPDR® Gold Trust” and “The Reference Funds—Market Vectors ETF Trust—The Market Vectors Gold Miners ETF” in the accompanying underlying supplement.

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THE PERFORMANCE OF THE MARKET VECTORS GOLD MINERS ETF MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX — The Market Vectors Gold Miners ETF will generally invest in all of the equity securities included in the NYSE Arca Gold Miners Index, the “Tracked Index” for the Market Vectors Gold Miners ETF. There may, however, be instances where the Market Vectors Gold Miners ETF’s investment advisor may choose to overweight another stock in the Tracked Index, purchase securities not included in the Tracked Index that the investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Market Vectors Gold Miners ETF will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Market Vectors Gold Miners ETF are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Market Vectors Gold Miners ETF may differ from the net asset value per share of the Market Vectors Gold Miners ETF. For these reasons, the performance of the Market Vectors Gold Miners ETF may not correlate with the performance of the Tracked Index. For additional information about the variation between the performance of the Market Vectors Gold Miners ETF and the performance of the Tracked Index, see the information set forth under “The Reference Funds—Market Vectors ETF Trust—The Market Vectors Gold Miners ETF” in the accompanying underlying supplement.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN THE GOLD AND SILVER MINING INDUSTRY — The stocks comprising the NYSE Arca Gold Miners Index and that are generally tracked by the Market Vectors Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver. The shares of the Market Vectors Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the Market Vectors Gold Miners ETF primarily invests in equity securities of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the Market Vectors Gold Miners ETF are subject to certain risks associated with such companies.

Gold mining companies and silver mining companies are highly dependent on the prices of gold and silver, respectively, and are subject to competition pressures that may have a significant effect on their financial condition. Gold prices and silver prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of, and confidence in, the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted) and other currencies, interest rates and the borrowing and lending rates of gold and silver, and global or regional economic, financial, political, tax, regulatory, judicial or other events. Gold and silver prices may also be affected by industry factors such as, lending, sales and purchases of gold and silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold or silver, technical developments, substitution issues, forward sales by producers, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver markets. Silver prices may also be affected by production costs and disruptions in major silver producing countries such as Peru, Mexico and China. Additionally, gold and silver mining companies are subject to extensive federal, state and local environmental laws and regulations regarding air emissions and the disposal of hazardous materials and may be at risk for environmental damage claims.

Demand for gold and silver by the industrial and jewelry industries affects the prices of gold and silver. Gold and silver are used in a wide range of industrial applications, and an economic downturn could have a negative impact on their demand and, consequently, the prices of gold and silver. Additionally, should the speculative community take a negative view of gold or silver, a decline in gold or silver prices could occur.

These factors may have a larger impact on instruments linked to the gold and silver mining industry than on traditional fixed-income and equity securities. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the price of the shares of the Market Vectors Gold Miners ETF, and thus the value of your securities, in unpredictable or unanticipated ways. The high volatility and cyclical nature of the gold and silver mining industry may render such an investment inappropriate as the focus of an investment portfolio.

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THE SECURITIES ARE NOT SUBJECT TO REGULATION BY THE COMMODITY FUTURES TRADING COMMISSION — The proceeds to be received by us from the sale of the securities will not be used to purchase or sell any commodities futures contracts or options on futures contracts for your benefit. An investment in the securities thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the securities will not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC.” The Issuer is not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

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NON-U.S. SECURITIES RISKS — Some or all of the equity securities included in the Market Vectors Gold Miners ETF are issued by or linked to the value of foreign companies. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. These equity securities may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks. These factors may adversely affect the values of the equity securities held by the Market Vectors Gold Miners ETF, and therefore the level of the Market Vectors Gold Miners ETF and the value of the securities.

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EMERGING MARKETS RISK — Some or all of the equity securities held by the Market Vectors Gold Miners ETF are issued by companies based in emerging market countries. Emerging markets have often undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market country, there is the possibility of nationalization, expropriation or confiscation and government regulation. These factors may adversely affect the values of the equity securities held by the Market Vectors Gold Miners ETF, and therefore the level of the Market Vectors Gold Miners ETF and the value of the securities.

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CURRENCY EXCHANGE RISK — The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the Market Vectors Gold Miners ETF, which holds equity securities issued by or linked to the value of foreign companies. Currency markets may be highly volatile. Significant changes, including changes in liquidity and prices, can occur within very short periods of time. Foreign currency rate risks include convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in a foreign currency. These factors may adversely affect the values of the equity securities held by the Market Vectors Gold Miners ETF, and therefore the level of the Market Vectors Gold Miners ETF and the value of the securities.

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THE VALUE OF THE SPDR® GOLD TRUST IS NOT NECESSARILY REPRESENTATIVE OF THE PRICE OF GOLD – The performance of the SPDR® Gold Trust may not fully replicate the performance of the price of gold due to the fees and expenses charged by the SPDR® Gold Trust or by restrictions on access to gold or due to other circumstances. The SPDR® Gold Trust does not generate any income and as the SPDR® Gold Trust regularly sells gold to pay for its ongoing expenses, the amount of gold represented by the SPDR® Gold Trust has gradually declined over time. The SPDR® Gold Trust sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the SPDR® Gold Trust rises or falls in response to changes in the price of gold. The sale of the SPDR® Gold Trust’s gold to pay expenses at a time of low gold prices could adversely affect the value of the SPDR® Gold Trust. Additionally, there is a risk that part or all of the SPDR® Gold Trust’s gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

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THERE ARE RISKS IN SECURITIES RELATING TO COMMODITIES TRADING ON THE LONDON BULLION MARKET ASSOCIATION – The value of the SPDR® Gold Trust is closely related to the price of gold. Gold is traded on the London Bullion Market Association (“LBMA”). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT CONCENTRATED IN A SINGLE COMMODITY – The SPDR® Gold Trust is linked exclusively to the price of gold. An investment in securities linked to the performance of the SPDR® Gold Trust lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing. The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad based commodity index.

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THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

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EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”).  If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

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SECONDARY MARKET PRICES  — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness.  In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 180 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

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CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Basket and the Basket Components;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Basket Components;

o	interest and yield rates in the market generally;

o
global gold and silver supply and demand, which is influenced by such factors as forward selling by gold and silver producers, purchases made by gold and silver producers to unwind gold and silver hedge positions, central bank purchases and sales of gold, and production and cost levels in major gold-producing countries and in major silver-producing countries;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the equity securities held by the Basket or markets generally and which may affect the level of the Basket;

o
the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the equity securities held by the Market Vectors Gold Miners ETF and any other currency relevant to the value of the Market Vectors Gold Miners ETF; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

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NO OWNERSHIP RIGHTS RELATING TO THE BASKET COMPONENTS — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities included in the Basket Components. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities included in the Basket Components.

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NO VOTING RIGHTS OR DIVIDEND PAYMENTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities included in the Basket.

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ANTI-DILUTION PROTECTION IS LIMITED — The Calculation Agent will make anti-dilution adjustments for certain events affecting the Basket Components. However, an adjustment will not be required in response to all events that could affect the Basket Components. If an event occurs that does not require the Calculation Agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments for a reference fund” in the accompanying product supplement.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the closing levels and closing prices of the Basket Components. The Basket graph sets forth the historical performance of the Basket from January 4, 2010 through April 1, 2015. The graph of the historical Basket performance assumes the Basket Level on April 1, 2015 was 100 and the Component Weightings were as specified on the cover of this pricing supplement. The Basket Component graphs set forth the historical performance of the Basket Components from January 4, 2010 through April 1, 2015. The closing level of one share of the SPDR® Gold Trust on April 1, 2015 was $115.60. The closing level of one share of the Market Vectors Gold Miners ETF on April 1, 2015 was $19.21.

You should not take the historical levels of the Basket Components as an indication of future performance of the Basket or the securities. Any historical trend in the levels of the Basket Components during any period set forth below is not an indication that the levels of the Basket Components are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the Basket Components, see “The Reference Funds —The SPDR® Gold Trust” and “The Reference Funds—Market Vectors ETF Trust—The Market Vectors Gold Miners ETF” in the accompanying underlying supplement.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Basket Components that are eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below.  For example, if the securities have a term of one year or less, the IRS might assert that the securities constitute short-term debt obligations.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  If the securities have a term of more than one year,  the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above (and subject to the discussion below under “Constructive Ownership Transaction Rules”), if the security provides for the payment of the redemption amount in cash based on the return of the Basket Components, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the redemption amount in physical shares or units of the Basket Components, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Constructive Ownership Transaction Rules

If the securities have a term of more than one year, under Code section 1260, all or a portion of gain arising from certain “constructive ownership transactions” may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income.  These rules by their terms may apply to any gain derived from the securities.  Code section 1260 also provides that the U.S. Department of the Treasury is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey “substantially all of the economic return” with respect to the applicable reference asset, which in the case of the securities would be all or a portion of the Basket Components.  However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to securities that are issued before such regulations.  Thus, although we believe that the securities should not be considered to convey substantially all the economic return with respect to the Basket Components, in the absence of regulations, there can be no assurance that the securities would not be so considered or that Code section 1260 would not otherwise apply to the securities.  You should consult with your tax advisors regarding the possible application of the constructive ownership transaction rules to the securities.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after June 30, 2014, may be subject to 30% withholding.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment.  An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, contingent payment debt instrument, or other contractual arrangement.  For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  A specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract.  If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability.  If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI).  The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to notes that are linked to certain indices or baskets.  The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  The proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on February 26, 2014, the Chairman of the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2014, or any securities held after December 31, 2019, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Credit Suisse AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on 22 April 1993 and is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by FINMA in Switzerland, is authorized by the Prudential Regulation Authority in the UK and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. CSLB is located at One Cabot Square, London EC14 4QJ, Tel: +44 20 7888 8888. For additional information, see “Credit Suisse AG” in the accompanying product supplement.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the securities for all purposes under the securities.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying underwriting discounts and commissions of up to $35.50 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse